ATTACHMENT ONE


                    Attachment for Sub-item 77K of Form N-SAR
                   Changes in Registrant's Certifying Account



         At its February 12, 2001 meeting, the Board of Trustees of Forum Funds (the "Trust") approved KPMG LLP ("KPMG") as the new independent accountant for the Equity Index Fund (the "Fund"), a series of the Trust, subject to the resignation of Deloitte & Touche LLP ("Deloitte) as auditors for the Fund. The decision to replace Deloitte with KPMG was motivated by the fact that KPMG already serves as independent auditor for Index Portfolio of Wells Fargo Core Trust, the portfolio in which the Fund invests substantially all of its assets.

         The Fund commenced operations on December 24, 1997. During the Fund's past two fiscal years and through the date of Deloitte's resignation, the Fund had no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

A letter from Deloitte follows as Attachment Two.